Exhibit 10.1

ARLO TECHNOLOGIES, INC.

RETENTION AGREEMENT AMENDMENT

[Matthew McRae][Brian Busse] (“You”, or the “Executive”) and Arlo Technologies, Inc. (the “Company”) entered into that certain Retention Agreement effective as of November 6, 2024 (the “Retention Agreement”).

This letter agreement (this “Agreement”) modifies certain provisions of the Retention Agreement, as further described below. Terms not otherwise defined herein shall have the same meaning ascribed to such term in the Retention Agreement.

1. Final Retention Bonus. In lieu of an incremental Retention Bonus cash payout amount of $[2,000,000][200,000] (the “Cash Value”) otherwise payable upon achievement by the Company of five million (5,000,000) Cumulative Paid Subscribers on or prior to the end of the Performance Period (such last day of the Performance Period, the “Performance Period End Date”) (the “Final Retention Bonus”), you will instead be granted performance stock units (“PSUs”) that will vest in full upon achievement, as determined by the Compensation Committee, of all of the following issuance conditions (such PSUs, the “Substitute Award”):

(i) achievement by the Company of five million (5,000,000) Cumulative Paid Subscribers on or prior to the Performance Period End Date (the “Cumulative Paid Subscriber Threshold”);

(ii) determination that the blended margins on such Cumulative Paid Subscriber accounts equal or exceed the Required Margin (the “Margin Threshold”); provided, that, once the Cumulative Paid Subscriber Threshold has been achieved (upon determination of such by the Committee), such metric shall be deemed to have been achieved at all times through and including the Performance Period End Date;

(iii) achievement by the Company of at least three hundred million U.S. dollars ($300,000,000) in Annual Recurring Revenue prior to the Performance Period End Date (the “ARR Goal”); provided, that, once the ARR Goal has been achieved, such metric shall be deemed to have been achieved at all times through and including the Performance Period End Date; and

(iv) your continuous service as a Service Provider through the later of (a) October 1, 2025, (b) the date on which the last of the issuance conditions described in Clauses (i), (ii) and (iii) above are achieved, except as otherwise provided below.

The Compensation Committee may determine achievement of each of the issuance conditions described in Clauses (i), (ii) and (iii) above in one action or in separate actions at different times and if the Compensation Committee has determined that all such issuance conditions described in Clauses (i), (ii) and (iii) have been met prior to the Performance Period End Date, the Substitute Award shall automatically vest upon satisfaction of the issuance condition described in Clause (iv) without any further action by the Compensation Committee.

The number of stock units subject to the Substitute Award shall be determined by dividing the Cash Value by the 30-day trailing average price per share of the Company’s Common Stock calculated as of the date of grant, and inclusive of such grant date, as determined by the Company. The Substitute Award shall be granted on or about November 8, 2024.

The complete terms of the Substitute Award will be set forth in a Notice of Grant and Agreement to be provided to you.

“Annual Recurring Revenue” means the amount of paid service revenue expected to recur annually, calculated by multiplying Recurring Paid Service Revenue for the most recently completed calendar month by 12. Recurring Paid Service Revenue means revenue recognized from paid accounts, excluding prepaid service revenue. For the avoidance of doubt, Annual Recurring Revenue shall be calculated each month on or as reasonably practicable after the last business day of a calendar month, in the same manner as the Company calculates Annual Recurring Revenue for purposes of the Company’s quarterly financial reports on Form 10-Q.

2. Impact of Employment Termination and Change in Control. For the avoidance of doubt, the Substitute Award shall be subject to the terms and conditions described in Section IV of the Retention Agreement as if the Substitute Award were a Retention PSU.

3. Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes the Retention Agreement with respect to the terms expressly set forth herein and all other prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter of this Agreement, including, for the avoidance of doubt, any other employment letter or agreement, severance policy or program, or equity award agreement. By signing below, you acknowledge and agree that you shall have no further rights to the cash Retention Bonus payable upon Five (5) Million Cumulative Paid Subscribers as defined and further described in the Retention Agreement. This Agreement may be amended by the Board or Compensation Committee; provided that no amendment will adversely affect your rights without your written consent.

4. Section 409A. The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A of the Code and any guidance promulgated under Section 409A of the Code (collectively, “Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities in this Agreement will be interpreted in accordance with this intent. No payment or benefits to be paid to you (including settlement of Company equity awards that constitute deferred compensation under Section 409A), if any, under this Agreement or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until you have a “separation from service” within the meaning of Section 409A. If, at the time of your termination of employment, you are a “specified employee” within the meaning of Section 409A, then the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that you will receive payment on the first payroll date that occurs on or after the date that is 6 months and 1 day following your termination of employment. The Company reserves the right to amend this Agreement as it considers necessary or advisable, in its sole discretion and without your consent or that of any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Each payment, installment, and benefit payable under this Agreement is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). In no event will any member of the Company Group reimburse, indemnify, or hold you harmless for any taxes, penalties and interest that may be imposed, or other costs that may be incurred, as a result of Section 409A.

5. Miscellaneous.

(a) Limitation on Payments. The “Limitation on Payments” section of your CIC Agreement will also apply to the Substitute Award, including determination of the Best Results Amount (as defined in your CIC Agreement).

(b) At-Will Employment; Jurisdiction. The benefits described in this Agreement are intended to provide a financial incentive to you and does not confer any rights to your continued employment with the Company. Nothing in this Agreement shall alter your at-will employment relationship. Your rights and obligations under this Agreement will be governed by, and interpreted, construed and enforced in accordance with, the laws of the State of California without regard to its or any other jurisdiction’s conflicts of laws principles. You and the Company hereby agree and consent to be subject to the exclusive jurisdiction and venue of the state and federal courts located in the State of California, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding.

(c) No Assignment. Neither this Agreement nor any of your rights and obligations under this Agreement may be assigned, transferred or otherwise disposed of by you. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of Company’s business or that aspect of Company’s business in which you are principally involved.

(d) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature page follows.]

By its signature below, each of the parties signifies its acceptance of the terms of this Agreement, in the case of the Company by its duly authorized officer.

COMPANY	ARLO TECHNOLOGIES, INC.

By:

Name:

Title:

Date:

EXECUTIVE	By:

Title:

Date:

[Signature Page]